Exhibit 10.5

TALEND S.A.

2017 EMPLOYEE STOCK PURCHASE PLAN (AS AMENDED AND RESTATED ON AUGUST 22, 2019)

SECTION 423 QUALIFIED OFFERING DOCUMENT

ADOPTED BY THE BOARD: OCTOBER 31, 2017

AS AMENDED BY THE BOARD: OCTOBER 30, 2019

In this document, capitalized terms not otherwise defined will have the same definitions of such terms as in the Talend S.A. 2017 Employee Stock Purchase Plan (as amended and restated on August 22, 2019), as may be amended from time to time (the “Plan”).  The Offerings (current and future) established under this Offering Document are intended to meet the requirements set forth under Section 423 of the Code (i.e., a “qualified” offering).

1. GRANT; OFFERING DATE.

(a) On October 30, 2019, the Board delegated Adam Meister,  Chief Financial Officer of the Company (the “Authorized Officer”), the authority to act as administrator of the Plan, including the authority to authorize, amend and terminate Offerings.

(b) The first Offering hereunder (the “Initial Offering”) will begin on such date as the Authorized Officer shall determine and will consist of one Purchase Period that ends on August 17, 2018. Following the Initial Offering, a new Offering will automatically begin on August 20 and February 20 thereafter over the term of the Plan and each new Offering will be approximately six months in duration.  Each Offering will consist of one Purchase Period approximately six months in duration with each Offering and Purchase Period ending on February 19 and August 19 each year.  Each Purchase Date will be the last day of a Purchase Period and an Offering.

(c) Notwithstanding the foregoing: (i) if any Offering Date falls on a day that is not a Trading Day, then such Offering Date will instead fall on the next subsequent Trading Day, and (ii) if the last day of an Offering (and therefore the Purchase Date) falls on a day that is not a Trading Day, then such last day of the Offering (and therefore the Purchase Date) will instead fall on the immediately preceding Trading Day.

(d) Prior to the commencement of any Offering, the Authorized Officer may change any or all terms of such Offering and any subsequent Offerings.  The granting of Purchase Rights pursuant to each Offering hereunder will occur on each respective Offering Date unless (i) prior to such date the Authorized Officer determines that such Offering will not occur, or (ii) no ADSs remain available, as of the Offering Date, for issuance under the Plan in connection with such Offering. The Authorized Officer may also accelerate the Purchase Date of an Offering, or terminate an ongoing Offering without providing for the purchase of ADSs.  If an Offering is terminated early without providing for the purchase of ADSs, each Participant will receive a refund of his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire ADSs for the Participant on any prior Purchase Date) without interest.

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2. ELIGIBLE EMPLOYEES.

(a) Each Eligible Employee who is an employee of a Designated 423 Company, and has completed the necessary enrollment paperwork (including the enrollment form described below) by the applicable deadline, will be granted a Purchase Right on the Offering Date of such Offering. As of the date hereof, for purposes of this Offering Document, the term “Designated 423 Company” means the Related Corporations listed on Exhibit A. Additional Related Corporations may be added to the definition of Designated 423 Company prior to any future Offering, consistent with the terms of the Plan, by the Authorized Officer.

(b) Each person who first becomes an Eligible Employee during an Offering will not be granted a Purchase Right under such Offering, but will be eligible to participate in subsequent Offerings.
(c) Notwithstanding the foregoing, the following Employees will not be Eligible Employees or be granted Purchase Rights under an Offering:
(i) Employees who have been employed for less than one month prior to the Offering Date;
(ii) Employees whose customary employment is 20 hours per week or less;

(iii) Employees who individually own securities representing five percent or more of the total combined voting power or value of all classes of shares of the Company or of any Related Corporation (including ownership through unexercised and/or unvested Purchase Rights and options) as described in Section 5(b) of the Plan; or

(iv) Employees residing or working in certain jurisdictions outside of the United States if, as of the Offering Date of the Offering, the grant of such Purchase Rights under this Offering document would not be in compliance with or would not be feasible given the applicable laws, regulations or requirements of any jurisdiction in which the Employee resides or is employed, as determined in the sole discretion of the Authorized Officer.

3. PURCHASE RIGHTS; PURCHASE LIMITS.

(a) Subject to the limitations herein and in the Plan, a Participant’s Purchase Right will permit the purchase of the number of ADSs purchasable with up to 15% of such Participant’s Earnings paid during the Offering, beginning as of the date such Participant first commences participation in that Offering. In the case of a payroll date that falls after the Purchase Date of an Offering but prior to the Offering Date of the next new Offering in which the Employee is a Participant, Earnings from such payroll will be included in the new Offering (provided the Eligible Employee continues to participate in the new Offering).

(b) For Offerings hereunder, with respect to a Participant, “Earnings” means such Participant’s base salary or base wages (including the value of amounts elected to be deferred by such Participant under any 401(k) plan or other deferred compensation program or arrangement established by the Company or a Related Corporation), but excluding all other items of compensation, including but not limited to the following: overtime pay, commissions, and

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bonuses, all other cash remuneration paid directly to the Participant, including, without limitation, profit sharing contributions, the cost of employee benefits paid for by the Company or a Related Corporation, education or tuition reimbursements, imputed income (whether or not arising under any Company or Related Corporation group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with options and other equity awards, contributions made by the Company or a Related Corporation under any employee benefit plan, and other similar items of compensation.

(c) However, the maximum number of ADSs that a Participant may purchase on any Purchase Date in an Offering will be such number of ADSs as has a Fair Market Value (determined as of the Offering Date for such Offering) equal to (1) $25,000 multiplied by the number of calendar years in which the Purchase Right under such Offering has been outstanding at any time, minus (2) the Fair Market Value of any other ADSs (determined as of the relevant Offering Date with respect to such ADSs) that, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to any of such calendar years in which the Purchase Right has been outstanding. In all cases, this $25,000 limit will be determined in accordance with regulations applicable under Section 423(b)(8) of the Code.  In particular, the amount in clause (2) will be determined based on (i) the number of ADSs previously purchased with respect to such calendar years pursuant to such Offering or any other Offering under the Plan, and pursuant to any other Company or Related Corporation plans intended to qualify as an employee stock purchase plan under Section 423 of the Code, and (ii) the number of ADSs subject to other Purchase Rights outstanding on the Offering Date for such Offering pursuant to the Plan and any other such Company or Related Corporation plan intended to qualify as an Employee Stock Purchase Plan.

(d) The maximum number of ADSs that may be purchased on any single Purchase Date by any one Participant is 883 ADSs.

(e) In all cases, the maximum aggregate number of ADSs available to be purchased by all Participants under an Offering will be the number of ADSs remaining available under the Plan on the Offering Date, rounded down to the nearest whole ADS.  If the aggregate number of ADSs to be purchased upon the exercise of all outstanding Purchase Rights on a single Purchase Date under an Offering would exceed the foregoing limit, the Company will make a pro rata allocation (based on each Participant’s accumulated Contributions) on the applicable Purchase Date of the ADSs available (as of the Offering Date) in a uniform and equitable manner.

(f) Any Contributions not applied to the purchase of ADSs as a result of the application of the limits set forth in this Section 3 will not roll over to the next Offering and will instead be refunded to the Participants at the end of the Offering without interest.

4. PURCHASE PRICE.

The purchase price of ADSs under an Offering will be the lesser of: (i) 85% of the Fair Market Value of such ADSs on the Offering Date, and (ii) 85% of the Fair Market Value of such ADSs on the applicable Purchase Date, in each case rounded up to the nearest whole cent per ADS.

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5. PARTICIPATION.

(a) An Eligible Employee’s election to participate in an Offering is effective on the Offering Date. An Eligible Employee must elect his or her Contribution rate on the enrollment form provided by the Company.  For the Initial Offering and for Offerings beginning on or around February 20, the completed enrollment form must be delivered to the Company during the period beginning on January 20 and ending on February 5, unless a different time is set by the Company for all Eligible Employees with respect to such Offering.  For Offerings beginning on or around August 20, the completed enrollment form must be delivered to the Company during the period beginning on July 20 and ending on August 5, unless a different time is set by the Company for all Eligible Employees with respect to such Offering.  Contribution rates must be expressed in whole percentages of Earnings, with a minimum percentage of 1% (except as otherwise provided herein) and a maximum percentage of 15%. Contributions may only be made through payroll deductions, unless required by applicable law.

(b) A Participant may increase or decrease his or her Contribution level (including a decrease to 0%), with such change effective as of the next Offering, by delivering the required election form at least five business days (or such other period of time as determined by the Company and communicated to Participants) prior to the start of the Offering for which it is to be effective; provided however, that any decreases to 0% must be made no later than the first day of the last calendar month of the current Offering. However, the Company may determine in its sole discretion at any time, including at any time following the commencement of an Offering, that it will no longer accept Participant requests to increase Contribution levels. Any Participant who has decreased his or her Contribution level to 0% effective as of the next Offering will be withdrawn from the Plan effective as of the first day of that new Offering and may not participate until the next Offering.   To participate in any subsequent Offering, a Participant must elect to participate in such Offering and submit a new enrollment form as described in Section 5(a) above.

(c) A Participant may not increase his or her Contribution level during an Offering as to Contributions to be made during that Offering.  A Participant may decrease (including a decrease to 0%) his or her future Contribution level no more than twice during an Offering.  The Participant must deliver an election form stating the new decreased Contribution level at least five business days (or such other period of time as determined by the Company and communicated to Participants) prior to the payroll date for which it is to be effective; provided however, that any decreases to 0% must be made no later than the first day of the last calendar month of such Offering.  If a Participant has decreased his or her rate of payroll deductions to 0%, the Participant will still participate in the current Offering, and his or her previous Contributions will be applied toward the purchase of ADSs on the Purchase Date. However, any Participant who has decreased her or her Contribution level to 0% will be deemed to have withdrawn effective as of the next Offering and will not be allowed to participate in the next Offering or any subsequent Offering, unless he or she elects to participate in such Offering and submits a new enrollment form as described in Section 5(a) above.

(d) A Participant may withdraw from an Offering and receive a refund of his or her Contributions (reduced to the extent, if any, such Contributions have been used to acquire ADSs for the Participant on any prior Purchase Date) without interest prior to the end of the Offering; provided however, that any election to withdraw must be made no later than the first day of the

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last calendar month of such Offering by delivering the required form of withdrawal notice.  A Participant who has withdrawn from an Offering may not again participate in that Offering, but may participate in subsequent Offerings. To participate in any subsequent Offering,  a Participant must elect to participate in such Offering and submit a new enrollment form as described in Section 5(a) above.

(e) Eligible Employees may not make an investment decision regarding participation in an Offering, including electing a Contribution level, until a registration statement covering the ADSs reserved under the Plan for that Offering has been filed by the Company and has become effective.  The Company may establish procedures to enable the purposes of the Plan to be satisfied while complying with applicable securities laws.

(f) Once an Eligible Employee affirmatively enrolls in an Offering and authorizes Contributions (including in connection with the Initial Offering), the Eligible Employee automatically will be enrolled for all subsequent Offerings at the same Contribution rate until he or she (i) elects to change his or her rate of Contributions pursuant to Sections 5(b) and 5(c) above, (ii) elects to withdraw from an Offering pursuant to Section 5(d) above, (iii) is deemed to have withdrawn pursuant to Sections 5(b) and 5(c) above, or (iv) otherwise terminates his or her participation in the Plan (including through termination of employment).

6. PURCHASES.

Subject to the limitations contained herein, on each Purchase Date, each Participant’s Contributions (without any increase for interest) will be applied to the purchase of whole ADSs, up to the maximum number of ADSs permitted under the Plan and the Offering.

7. NOTICES AND AGREEMENTS.

Any notices or agreements provided for in an Offering or the Plan will be given in writing, in a form provided by the Company (including documents delivered in electronic form, if authorized by the Committee). Unless specifically provided for in the Plan or this Offering, notices and agreements will be deemed effectively given upon receipt (including documents delivered in electronic form).

8. OFFERING SUBJECT TO PLAN.

Each Offering is subject to all the provisions of the Plan, and the provisions of the Plan are hereby made a part of the Offering.  The Offering is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In addition, a Participant will be bound by the terms and conditions of any enrollment form entered into by the Participant. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan will control.

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9. CHANGES TO ONGOING OFFERINGS.

(a) Notwithstanding anything in this Offering Document to the contrary, the Authorized Officer is entitled (i) to limit the frequency and/or number of changes in the amount withheld during an Offering, (ii) to establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iii) to permit Contributions in excess of the amount designated by a Participant to adjust for mistakes in the Company’s processing of properly completed Contribution elections, (iv) to establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of ADSs for each Participant properly correspond with that Participant’s Contributions, (v) to amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code, and (vi) to establish other limitations or procedures as the Authorized Officer determines in its sole discretion advisable that are consistent with the Plan.  The actions of the Authorized Officer pursuant to this paragraph will not be considered to alter or impair the Purchase Rights granted under this Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under this Offering Document.

(b) Notwithstanding anything in this Offering Document to the contrary, but subject to the terms of the Plan, if the Authorized Officer determines that the operation of an Offering and/or the terms of this Offering Document may result in unfavorable financial accounting or regulatory consequences for the Company, then the Authorized Officer may, in its discretion and, to the extent necessary or desirable, modify or amend the Offering and/or the terms of this Offering Document to reduce or eliminate such adverse accounting or regulatory consequence including, but not limited to:  (1) altering the purchase price of ADSs to be acquired pursuant to rights granted under the Plan for any Offering, including an on-going Offering; (2) shortening any Offering so that the Offering ends on a new Purchase Date, including an on-going Offering; and (3) allocating ADSs.  The actions of the Authorized Officer pursuant to this paragraph will not be considered to alter or impair the Purchase Rights granted under this Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under this Offering Document.

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EXHIBIT A

DESIGNATED COMPANIES

1.	Talend, Inc.
2.	Talend USA, Inc.

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